UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2026

Aspire Biopharma Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41293	33-3467744
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

23150 Fashion Drive, Suite 230

Estero, Florida 33928

(Address of Principal Executive Offices)

(415) 592-7399

(Registrant’s Telephone Number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ASBP	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock	ASBPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Exchange Agreements

On January 1, 2026, the Company entered into Exchange Agreements (the “Exchange Agreements”) with certain holders of the Company’s debt (the “Holders”) to exchange approximately $1.75 million in debt for shares (the “Exchange Shares’) of the Company’s common stock (the “Exchange”). The debt was incurred by the Company’s predecessor, PowerUp Acquisition Corp. (“PowerUp”) pursuant to subscription agreements dated March 4, 2024, and May 9, 2024. The Holders were Sponsors of PowerUp’s initial public offering.

 Pursuant to the Exchange Agreements, the Holders may, in their discretion, submit a notice of exchange setting forth the Exchange Amount, the Exchange Shares, and the applicable Exchange Price (as those terms are defined in the Exchange Agreements). Within one business day of receipt of an Exchange Notice, the Company will issue to such holder the number of Exchange Shares equal to the Exchange Amount divided by the Exchange Price, and such Exchange Amount shall be deducted from the Outstanding Balance (as that term is defined in the Exchange Agreements) owed to such Holder. The Exchange Price is equal to the closing price of the Company’s Common Stock on the Trading Day immediately prior to any Exchange Notice less one cent ($0.01) which shall be deemed an administrative fee to cover the costs of depositing the Exchange Shares. Each Holder may submit up to four (4) Exchange Notices, but each Exchange Notice may not exchange more than thirty percent (30%) of the applicable Holder’s Outstanding Balance. Each Holder must submit all Exchange Notices it determines to submit pursuant to the terms of the Exchange Agreements by no later than January 31, 2026, subject to certain reasonable exceptions. The Exchange Shares shall be delivered to the Holders as freely tradeable, free and clear of any transfer restrictions, and without any restrictive legends.

In addition, upon a financing in excess of $3,000,000 (a “Financing”), the Company may repay part or all of any Holder’s Outstanding Balance. Upon a Financing, a Holder may elect to receive cash proceeds from any Financing in an amount equal to twenty five percent (25%) of such Holder’s Outstanding Balance, to be applied to such Holder’s Outstanding Balance. If a Holder elects to require any part of its Outstanding Balance to be repaid from the proceeds of a Financing, it can elect to receive up to 33.33% of the aggregate proceeds of such Financing.

The Exchange Agreements contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, the investors in the Exchange represented to the Company, that they are “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The Company issued, and will issue, the securities in reliance upon an exemption from registration contained in Section 3(a)(9) of the Securities Act and Regulation D promulgated thereunder.

The foregoing description of the Exchange Agreements are qualified in its entirety by reference to the full text of such agreement, a copy of the form of which is attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreement were made only for purposes of such agreement, including for the purposes of effecting the Exchange pursuant to Section 3(a)(9) of the Securities Act of 1933, and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 above of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Exchange Agreement
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPIRE BIOPHARMA HOLDINGS, INC.

	By:	/s/ Ernest Scheidemann
Ernest Scheidemann
Chief Financial Officer

Date: January 6, 2026